EXHIBIT 6.17



                   STOCK PURCHASE AND SHARE EXCHANGE AGREEMENT


                                  by and among



                                DIPPY FOODS, INC.
                              a Nevada Corporation,




                          AMERICAS FAVORITE FOOD CORP.
                            a California Corporation

                                       and



                                AFFC SHAREHOLDERS









                            Dated as of May 25, 2001


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            This STOCK PURCHASE AND SHARE EXCHANGE AGREEMENT (this "Agreement")
is made and entered into as of May 25, 2001, by and among Dippy Foods, Inc., a Nevada corporation ("Dippy"), Americas Favorite Food Corp., a California corporation ("AFFC"), and each of the AFFC Shareholders listed on Schedule I hereto (the "AFFC Shareholders"), with reference to the following:

                                    RECITALS

         A. This Agreement provides for the acquisition by Dippy of all of the issued and outstanding shares of capital stock of AFFC, such that AFFC shall become a wholly owned subsidiary of Dippy, and the issuance in exchange therefore of 8,000,000 shares of restricted common stock of Dippy to the AFFC Shareholders, subject to the provisions of a Pledge Agreement among the AFFC Shareholders and Dippy to be entered into simultaneously herewith.

         B. The board of directors and shareholders of AFFC and the board of directors of Dippy have determined, subject to the terms and conditions set forth in this Agreement, that the transactions contemplated hereby are desirable and in the best interests of the parties hereto.

         C. The parties to this Agreement desire that the transaction contemplated by the provisions of this Agreement satisfy the requirements of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I

                     REPRESENTATIONS AND WARRANTIES OF DIPPY

         As an inducement to and to obtain the reliance of AFFC, Dippy represents and warrants as follows:

         SECTION 1.1 ORGANIZATION. Dippy is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized and qualified under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in any jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

         SECTION 1.2 CAPITALIZATION. The authorized capitalization of Dippy consists of 200,000,000 Common Capital Shares, $0.001 par value per share ("Dippy Common Shares"). Dippy has no preferred shares issued or authorized. As of the date hereof, Dippy has 21,669,247 Common Capital Shares issued and outstanding. All issued and outstanding Common Capital Shares of Dippy are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.

         SECTION 1.3 OPTIONS AND WARRANTS. there are no outstanding options, warrants, calls, convertible securities, or rights of any kind to acquire any securities of Dippy.


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         SECTION 1.4 SUBSIDIARIES. Except for all of the issued and outstanding shares of Dippy Foods, Inc., a California corporation, Dippy does not own directly or indirectly, any capital stock or have any interest in any other corporation, partnership or other form of business organization.

         Section 1.5 Absence of Certain Changes or Events. Since January 31,
2001:

                  (a) Dippy has not: (i) amended its Articles of Incorporation or Bylaws or (ii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Dippy;

                  (b) Dippy has not: (i) granted or agreed to grant any options, warrants or other rights for its certificates, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been canceled as of the Closing Date; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; and

         SECTION 1.6 TITLE AND RELATED MATTERS. Dippy has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal which are reflected in its most recent balance sheet or were acquired after the date thereof (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges or encumbrances.

         SECTION 1.7 LITIGATION AND PROCEEDINGS. Except as disclosed in Schedule 1.7, to Dippy's knowledge, there are no actions, suits, proceedings or investigations pending or threatened by or against Dippy, affecting Dippy or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations or financial condition of Dippy.

         SECTION 1.8 NO CONFLICT WITH OTHER INSTRUMENTS. To Dippy's knowledge, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute an event of default under, any material contract, agreement or instrument to which Dippy is a party or to which any of its properties or operations are subject.

         SECTION 1.9 COMPLIANCE WITH LAWS AND REGULATIONS. To Dippy's knowledge, Dippy has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or financial condition of Dippy or would not result in Dippy's incurring any material liability.

         SECTION 1.10 ACQUISITION FOR INVESTMENT. Dippy is acquiring the AFFC Shares for investment, and not with a view to or for sale in connection with any distribution thereof.



                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                          OF AFFC AND AFFC SHAREHOLDERS

         As an inducement to, and to obtain the reliance of Dippy, AFFC and the AFFC Shareholders represent and warrant, jointly and severally, as follows:


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         SECTION 2.1 ORGANIZATION. AFFC is a corporation duly organized, validly existing and in good standing under the laws of California and has the corporate power and is duly authorized and qualified under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in any jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Schedule 2.1 sets forth complete and correct copies of the Articles of Incorporation and Bylaws of AFFC as in effect on the date hereof.
The execution, delivery and performance of this Agreement do not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of AFFC 's Articles of Incorporation or Bylaws. AFFC has full power, authority and legal right and has taken all action required by law, its Articles of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement.

         SECTION 2.2 CAPITALIZATION. The authorized capitalization of AFFC consists of 1,000,000 shares of Common Stock, no par value, of which 8,000 shares (the "AFFC Shares") are presently, and will be immediately prior to the Closing, issued and outstanding. AFFC has no preferred shares issued or authorized. The AFFC Shareholders are the sole beneficial and record owners of the AFFC Shares, and such AFFC Shareholders presently have and at the Closing will have the unqualified right to transfer and dispose of such AFFC Shares. All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.

         SECTION 2.3 OPTIONS AND WARRANTS. There are no outstanding options, warrants, calls, convertible securities, or rights of any kind to acquire any securities of AFFC.

         SECTION 2.4 SUBSIDIARIES. AFFC does not own directly or indirectly, any capital stock or have any interest in any corporation, partnership or other form of business organization.

         SECTION 2.5 CONTRACTS AND UNDERTAKINGS. Schedule 2.5 sets forth all of the contracts, agreements, leases, arrangements, commitments or other undertakings (collectively, the "AFFC Contracts") to which it is a party or to which it or its property is subject. AFFC is not in default under any of the AFFC Contracts and, to AFFC's best knowledge, after due inquiry, no other party to any AFFC Contract is in default thereunder nor, to AFFC's best knowledge, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such AFFC Contract.

         SECTION 2.6 LIABILITIES. AFFC has no liabilities or obligations (whether known or unknown, contingent or absolute, matured, unmatured or otherwise), including, without limitation, any liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

         SECTION 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since May 1, 2001:

                  (a) AFFC has not: (i) amended its Articles of Incorporation or
             Bylaws; (ii) waived any rights of value which individually or in the aggregate are material considering the business of AFFC; or
             (iii) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

                  (b) AFFC has not: (i) granted or agreed to grant any options, warrants or other rights for its certificates, bonds or other corporate securities calling for the issuance thereof, which


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             option, warrant or other right has not been canceled as of the
             Closing Date; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;

                  (c) AFFC has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or financial condition of AFFC.

         SECTION 2.8 TITLE AND RELATED MATTERS. AFFC has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal, tangible and intangible, free and clear of all liens, pledges, charges or encumbrances.

         SECTION 2.9 LITIGATION AND PROCEEDINGS. There are no actions, suits, proceedings or investigations pending or, to AFFC's best knowledge, threatened by or against AFFC, affecting AFFC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations or financial condition of AFFC.

         SECTION 2.10 NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute an event of default under, any contract, agreement or instrument to which AFFC is a party or to which any of its properties or operations are subject.

         SECTION 2.11 AUTHORIZATIONS; PERMITS; LICENSES. AFFC has all licenses, franchises, permits or other governmental authorizations legally required to enable AFFC to conduct its business as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution, delivery and performance by AFFC of this Agreement and the consummation of AFFC of the transactions contemplated hereby.

         SECTION 2.12 COMPLIANCE WITH LAWS AND REGULATIONS. AFFC has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or financial condition of AFFC or would not result in AFFC's incurring any material liability.

         SECTION 2.13 AUTHORITY. AFFC and each of the AFFC Shareholders has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all of the AFFC Shareholders and the board of directors of AFFC and no other corporate or other proceedings on the part of AFFC or the AFFC Shareholders are necessary to authorize this Agreement and the transactions contemplated hereby.

         SECTION 2.14 INFORMATION. The information concerning AFFC as set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.


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         SECTION 2.15 SECURITIES LAWS. The AFFC Shareholders acknowledge that the Dippy Common Shares to be delivered pursuant to this Agreement are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), on the ground that the offer and sale of the Dippy Common Shares are exempt from the registration provisions of Section 5 of the Securities Act pursuant to
Section 4(2) thereof, as transactions by an issuer not involving any public offering, and/or may be deemed not to involve an offer or sale within the meaning of Section 5 of the Securities Act pursuant to Regulation D promulgated thereunder, and that the Dippy Common Shares being delivered pursuant hereto may not be resold in any transaction subject to Section 5 of the Securities Act unless registered or an exemption from registration is available for such sale, and that the certificates representing such Dippy Common Shares will bear substantially the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION OR QUALIFICATION AFFORDED BY SUCH SECURITIES LAWS, AND HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT PURPOSES ONLY. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, OR OFFERED FOR SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION, WITHIN THE UNITED STATES OR ANY OF ITS TERRITORIES OR TO A UNITED STATES PERSON, UNLESS (i) THE SECURITIES ARE REGISTERED UNDER SECTION 5 OF THE SECURITIES ACT, OR (ii) THE PROPOSED TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT. THE TRANSFER AGENT (OR THE COMPANY IF THEN ACTING AS ITS TRANSFER AGENT) WILL REFUSE TO TRANSFER THESE SECURITIES UNLESS PRESENTED WITH A WRITTEN OPINION SATISFACTORY TO COUNSEL FOR THE COMPANY (OR A NO-ACTION OR INTERPRETIVE LETTER FROM THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION) TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE CIRCUMSTANCES OF SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO LOCK-UP PROVISIONS CONTAINED IN A STOCK PURCHASE AND SHARE EXCHANGE AGREEMENT WITH THE ISSUER THAT RESTRICT THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY, A COPY OF WHICH AGREEMENT CAN BE OBTAINED FROM THE ISSUER AT ITS EXECUTIVE OFFICES."

         SECTION 2.16 ACQUISITION FOR INVESTMENT. The Dippy Common Shares to be delivered pursuant to this Agreement are being acquired by the AFFC Shareholders for investment and not with a view to or for sale in connection with any distribution thereof.


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                                   ARTICLE III

                           EXCHANGE PROCEDURE; CLOSING

         SECTION 3.1 SHARE EXCHANGE/DELIVERY OF AFFC SHARES. At the Closing, the holders of AFFC Shares (or any other outstanding security of AFFC, including, but not limited to, options, warrants, conversion rights or other equity interests) shall deliver to Dippy (i) certificates or other documents evidencing all of the issued and outstanding AFFC Shares (and any other outstanding security of AFFC, including, but not limited to, options warrants, conversion rights or other equity interests), duly endorsed in blank or with executed powers attached thereto in transferable form, such that AFFC shall become a wholly owned subsidiary of Dippy as of the Closing.

         SECTION 3.2 ISSUANCE OF DIPPY COMMON SHARES. In exchange for all of the AFFC Shares delivered to Dippy pursuant to Section 3.1 above, Dippy shall issue an aggregate of 8,000,000 "restricted" Dippy Common Shares to the AFFC Shareholders, with each such AFFC Shareholder to receive that number of Dippy Common Shares set forth opposite such AFFC Shareholder's name on Schedule I hereto. Such shares shall be "restricted" in accordance with Rule 144 of the Securities Act of 1933.

         SECTION 3.3 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 4:00 pm Pacific Time at the offices of Pollet & Richardson, 10900 Wilshire Blvd, Suite 500, Los Angeles, California be on the date of this Agreement, or on such other date as may be mutually agreed upon by the parties (the "Closing Date").

         SECTION 3.4 ARTICLES OF EXCHANGE. Immediately following the Closing, Dippy shall file Articles of Exchange, in the form of Exhibit A hereto, with the Secretary of State of the State of Nevada pursuant to NRS 92A.200. The transactions contemplated by this Agreement shall become effective at such time as the Articles of Exchange are duly filed in Nevada.


                                   ARTICLE IV

                                SPECIAL COVENANTS

         SECTION 4.1 ACCESS TO PROPERTIES AND RECORDS. Prior to the Closing, AFFC will afford to the officers and authorized representatives of Dippy the full access to the properties, books and records of AFFC, in order that Dippy may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of AFFC, and will furnish Dippy with such additional financial and operating data and other information as to the business and properties of AFFC as Dippy shall from time to time reasonably request.

         SECTION 4.2 THIRD PARTY CONSENTS. AFFC and Dippy agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

         SECTION 4.3 INDEMNIFICATION.

         (a) AFFC and the AFFC Shareholders, jointly and severally, hereby agree to indemnify Dippy and each of the officers, agents and directors of Dippy as of the date of execution of this Agreement and as of the Closing against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and


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         (b) Dippy hereby agrees to indemnify AFFC and each of the officers, agents, directors and AFFC Shareholders as of the date of the execution of this Agreement and as of the Closing against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

         SECTION 4.4 ADVISORY BOARD. At the Closing, the board of directors of Dippy shall have duly formed an Advisory Board (the "Advisory Board") comprised entirely of all of the AFFC Shareholders, except Ira A. Hermann ("Hermann") who shall be elected to the board of directors of Dippy pursuant to Section 6.3. The Advisory Board shall advise Dippy's board of directors with respect to, among other things, (i) development of new business, (ii) cultivation of domestic and international business opportunities, (iii) development of strategic plans, including, without limitation, expanding Dippy's manufacturing capability, and
(iv) general management of Dippy. In addition, the Advisory Members shall use their business contacts, whenever appropriate and as the opportunity arises, to assist Dippy in forming strategic alliances and procuring sales and other business opportunities for Dippy. The members of the Advisory Board (each, an "Advisory Member", collectively, the "Advisory Members") shall not possess any voting power in respect of the board of directors of Dippy. The board of directors of Dippy may, in its sole discretion, accept or reject any recommendations made by the Advisory Board. The Advisory Board shall not possess the power to act on behalf of or otherwise bind the corporation in any way.

         SECTION 4.5 ADVISORY OBLIGATION. Each Advisory Member, each of whom is an AFFC Shareholder signatory hereto, shall serve on the Advisory Board, without compensation, and in good faith perform the duties and uphold the responsibilities of such Advisory Board, until the second anniversary of the date of this Agreement, or until such Advisory Member becomes an officer or director of Dippy, whichever first occurs. In the event an Advisory Member becomes an officer or director of Dippy prior to the second anniversary of the date hereof, such individual shall remain an officer or director of Dippy until such second anniversary date; provided, however, if such individual is subsequently removed from office or the board of directors of Dippy prior to such second anniversary date, such individual shall be automatically reappointed to the Advisory Board as an Advisory Member and shall serve in such capacity until such second anniversary date.. Dippy's exclusive remedies for the failure of any Advisory Member to satisfy the advisory obligation provided in this Section are those remedies provided in the Pledge Agreement (as defined in Section 5.4).

         SECTION 4.6 HERMANN. Hermann shall serve on Dippy's board of directors and/or as Dippy's Executive Vice President and/or Chief Operating Officeruntil the second anniversary of the date of this Agreement. Dippy's exclusive remedies for Hermann's failure to serve in such capacity or capacities until such second anniversary date are those remedies provided in the Pledge Agreement.

         SECTION 4.7 NAME CHANGE. Upon the execution of this Agreement, the board of directors of Dippy shall have resolved to obtain from the shareholders owning at least a majority of the outstanding shares of capital stock of Dippy their written consent to the amendment of the Articles of Incorporation of Dippy to change the name of Dippy to "America's Favorite Food Corporation, a Nevada corporation".


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


                                    ARTICLE V

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF DIPPY

         The obligations of Dippy under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

         SECTION 5.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by AFFC in this Agreement were true when made and shall be true at the Closing with the same force and effect as if such representations and warranties were made at the Closing (except for changes therein permitted by this Agreement), and AFFC shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by AFFC prior to or at the Closing.

         SECTION 5.2 SHAREHOLDER AND DIRECTOR APPROVAL. All of the directors and all of the holders of the issued and outstanding shares of Common Stock of AFFC shall have approved this Agreement and the transactions contemplated hereby.

         SECTION 5.3 BUSINESS DEVELOPMENT AGREEMENT. AFFC and US Foods International, LLC ("USFI") shall have entered into a Business Development Agreement in the form of Exhibit B hereto.


         SECTION 5.4 PLEDGE AGREEMENT. Dippy and the AFFC Shareholders shall have entered into a Pledge Agreement in the form of Exhibit C hereto (the "Pledge Agreement").

         SECTION 5.5 ADVISORY ACCEPTANCE. Each AFFC Shareholder shall have accepted in writing his appointment to the Advisory Board.

         SECTION 5.6 HERMANN. Hermann shall have accepted in writing his election to Dippy's board of directors.

         SECTION 5.7 DIRECTORS OF AFFC. Jon Stevenson, Munjit Johal and Ira Hermann shall be duly elected to the board of directors of AFFC and shall constitute all of the members thereof.

         SECTION 5.8 OFFICERS OF AFFC. The following individuals shall be duly appointed to the offices of AFFC indicated opposite their names below, and the individuals occupying such offices, if any, immediately prior to the Closing shall have tendered their resignations to Dippy, with such resignations becoming effective at the Closing:

             Jon Stevenson             Chief Executive Officer, President

             Munjit Johal              Chief Financial Officer, Secretary

             Ira Hermann               Chief Operating Officer


                                   ARTICLE VI

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF AFFC

         The obligations of AFFC under this Agreement are subject to the satisfaction, at or before the Closing (unless otherwise indicated herein), of the following conditions:

         Section 6.1 Accuracy of Representations. The representations and warranties made by Dippy in this Agreement were true when made and shall be true as of the Closing (except for changes


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


therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing, and Dippy shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Dippy prior to or at the Closing.

         SECTION 6.2 DIRECTOR APPROVAL. The board of directors of Dippy shall have approved this Agreement and the transactions contemplated hereby.

         SECTION 6.3 DIRECTORS OF DIPPY. At the Closing, the total number of directors comprising the entire board of directors of Dippy shall have been duly increased from 2 to 3, and Ira Hermann shall have been duly elected as an additional director of Dippy to fill the vacancy created by such increase.



                                   ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.1 BROKERS AND FINDERS. Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay any commission, brokerage or finder's fees in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

         SECTION 7.2 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

         SECTION 7.3 NOTICES. Any notices or other communications required or permitted hereunder shall be deemed sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

         If to Dippy:       Mr. Jon Stevenson
                            1161 N. Knollwood Circle
                            Anaheim, CA 92801

                            with a copy to:

                            Pollet & Richardson
                            10900 Wilshire Blvd.
                            Suite 500
                            Los Angeles, California 90024

         If to AFFC:        Mr. Gary Place
                            500 West 140th Street
                            Gardena, California 90248

                            with a copy to:

                            William Savarino, Esq.
                            Cohen Mohr LLP
                            1055 Thomas Jefferson Street, N.W.
                            Suite 504
                            Washington, D.C.  20007


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


or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have given as of the date so delivered, mailed or telegraphed.

         SECTION 7.4 ATTORNEYS' FEES. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         SECTION 7.5 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

         SECTION 7.6 SURVIVAL; TERMINATION. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for two (2) years from the Closing Date.

         SECTION 7.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

         SECTION 7.8 AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended. If at any time before the second anniversary of the date of this Agreement the AFFC Shareholders, or any subset thereof, are elected to a controlling number of directorships on Dippy's board of directors, thenno amendment or waiver shall be effective unless the board of directors and at least a majority of the shareholders of Dippy have approved such amendment or waiver.

         SECTION 7.9 INCORPORATION OF RECITALS. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

         SECTION 7.10 EXPENSES. Each party hereto shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions contemplated hereby and the preparation hereof.

         SECTION 7.11 HEADINGS; CONTEXT. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

         SECTION 7.12 ASSIGNMENT. This Agreement shall not be assigned by any party without the prior written consent of the other parties.

         SECTION 7.13 PUBLIC ANNOUNCEMENTS. Prior to the Closing, except as may be required by law, neither party shall make any public announcement with respect to the transactions provided for herein without the prior written consent of the other party hereto.

         SECTION 7.14 SEVERABILITY. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

         SECTION 7.15 CONSTRUCTION. The language of this Agreement shall not be construed for or against any party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

         SECTION 7.16 EXECUTION KNOWING AND VOLUNTARY. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by legal counsel of the effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

                                DIPPY FOODS, INC.


                                By:  /s/ Jon Stevenson
                                   -------------------------------------
                                         Jon Stevenson, President



                                AMERICAS FAVORITE FOOD CORP.


                                By:      /s/ Gary T. Place
                                   -------------------------------------
                                         Gary T. Place, President


                               AFFC SHAREHOLDERS:

                                  /s/ Gary T. Place
                               ----------------------------------
                               Gary T. Place


                                  /s/ Seung H. Choi
                               ----------------------------------
                               Seung H. Choi


                                  /s/ Chris D. Lee
                               ----------------------------------
                               Chris D. Lee


                                  /s/ Eric B. Yoo
                               ----------------------------------
                               Eric B. Yoo


                                  /s/ Min S. Shim
                               ----------------------------------
                               Min S. Shim


                                  /s/ Ira A. Hermann
                               ----------------------------------
                                 Ira A. Hermann


                                  /s/ Brian B. Yoo
                               ----------------------------------
                               Brian B. Yoo


                                  /s/ Antonio Gallegos
                               ----------------------------------
                                Antonio Gallegos

                                   SCHEDULE I


                     # AFFC SHARES OWNED    # DIPPY COMMON SHARES
AFFC SHAREHOLDER     AS OF CLOSING DATE     RECEIVABLE IN EXCHANGE
------------------------------------------------------------------

Gary Place                1,000                   1,000,000

Seung Choi                1,000                   1,000,000

Chris Lee                 1,000                   1,000,000

Eric Yoo                  1,000                   1,000,000

Min Shim                  1,000                   1,000,000

Ira Hermann               1,000                   1,000,000

Brian Yoo                 1,000                   1,000,000

Antonio Gallegos          1,000                   1,000,000


         TOTAL            8,000                   8,000,000

                                  SCHEDULE 1.7

                                   LITIGATION
                                   ----------


SoloPac Co. vs. Dippy Foods, Inc.


On April 19, 2001, SoloPac Co. filed a lawsuit against the Company for the alleged nonpayment of multiple invoices totaling $12,518.08. The Company believes the correct amount is $11,885.16 owing on one unpaid invoice. This figure represents the balance remaining on an invoice of $23,771.18 for the purchase of film to be used with a new horizontal form fill and seal tray machine. In a letter dated November 14, 2000, SoloPac stated that it would invoice the Company for one-half of the total $23,771.18 invoice amount, $11,885.59, which amount the Company paid on November 17, 2000. In connection with this reduced invoice, the Company advised SoloPac that it would pay the balance when the Company took possession and the form, fill and seal tray machine was installed and operated.


Dippy Foods, Inc. vs. Bakemark (Westco Co.)

The Company filed suit against Bakemark for bad product in the amount of $60,000. Bakemark delivered fruit that was contaminated. Bakemark has not filed a counter-claim.

                                  SCHEDULE 2.1

                              AFFC ARTICLES, BYLAWS
                              ---------------------

                                  SCHEDULE 2.5

                                 AFFC CONTRACTS
                                 --------------


Business Development Agreement, of even date herewith, between AFFC and US Foods International, LLC, attached hereto as Exhibit B.